NEWSLINE
January 22, 1997
FOUR STATE MUNICIPAL MONEY MARKET FUNDS BEGIN PROXY MAILINGS
California, New York municipal money market funds' shareholder meetings
March 19
Fidelity begins mailing proxy packages today to shareholders of four funds
- Fidelity and Spartan CA Muni Money Market and Fidelity and Spartan NY Muni Money Market - asking them to vote on several proposals.
Shareholder approval is necessary to change fundamental investment and procedural guidelines for mutual funds. This approval is accomplished through shareholder meetings. However, shareholders do not need to attend the meetings to cast their votes; the proxy solicitation process allows them to vote by signing and returning proxy cards that are included with the proxy statements. The statements detail each proposal and explain the rationale for why Fidelity is proposing the changes. The proxy cards, which are similar to ballots, include a listing of each proposal. Shareholders can vote for or against the proposals, or choose to abstain. The Fidelity and Spartan CA Muni Money Market and Fidelity and Spartan NY Muni Money Market shareholder meetings will take place on March 19, 1997. The proposals appear below along with answers to potential questions customers may have about the proxy process.
PROXY PROPOSAL
ALL FUNDS:
(1) To elect as Trustees the twelve nominees presented in proposal 1; (2) To ratify the selection of Price Waterhouse LLP as independent accountants of the trust; and (3) to amend the Trust Instrument to provide voting rights based on a shareholder's total dollar investment in a fund, rather than on the number of shares owned.
FIDELITY CALIFORNIA MUNICIPAL MONEY MARKET FUND:
(1) To adopt a new fundamental investment policy for the fund that would permit it to invest all of its assets in another open-end investment company managed by Fidelity Management & Research Company (FMR) or an affiliate with substantially the same investment objective and policies;
(2) to approve an amended management contract for the fund that would reduce the management fee payable to FMR by the fund as FMR's assets under management increase; (3) to amend the fund's fundamental investment limitations concerning the issuance of senior securities; (4) to amend the borrowing limitation to require a reduction in borrowings if borrowings exceed the 33 1/3 % limit for any reason rather than solely because of decline in net assets; and (5) to clarify the fundamental policy with respect to underwriting.
SPARTAN CALIFORNIA MUNICIPAL MONEY MARKET:
(1) To amend the fund's fundamental investment limitations concerning the issuance of senior securities.
FIDELITY NEW YORK MUNICIPAL MONEY MARKET FUND:
(1) To adopt a new fundamental investment policy for the fund that would permit it to invest all of its assets in another open-end investment company managed FMR or an affiliate with substantially the same investment objective and policies; (2) to approve an amended management contract for the fund that would reduce the management fee payable to FMR by the fund as FMR's assets under management increase; (3) to amend the senior securities limitation to add the ability to issue senior securities to the extent permitted under the Investment Company Act of 1940; (4) to amend the borrowing limitation to require a reduction in borrowings if borrowings exceed the 33 1/3% limit for any reason rather than solely because of decline in net assets; and (5) to clarify the fundamental policy with respect to underwriting.
QUESTIONS AND ANSWERS REGARDING THE PROXY PROCESS
Below are answers to potential questions about the proxy solicitation process, including details about how many votes are necessary for approval, how shareholders complete their proxy card, and how Fidelity notifies shareholders of the outcome of the vote.
Q: HOW MANY VOTES ARE NEEDED FOR APPROVAL?
A: To pass any fund proposal at a shareholder meeting, we must have the approval of the majority of outstanding voting securities. That means we need votes from at least 50 percent of the total voting securities (known as "quorum"); and of those votes, at least 66.67% must be affirmative.
Q: WHAT HAPPENS IF A QUORUM ISN'T REACHED?
A: If we do not receive a quorum on this proposal, we must send further mailings to secure one. This is a costly process.
Q: WHO PAYS FOR THE EXPENSES OF A PROXY?
A: That depends on the type of management contract in effect for a fund. For example, Spartan funds with an "all-inclusive" management fee have this expense paid by FMR, whereas funds with the more traditional fee arrangement may pay their own expenses. However, the reason for the proxy ultimately determines who pays the expenses. The first page of proxy statements includes information about proxy expenses.
Q: HOW DO I SIGN THE PROXY CARD?
A: For individual accounts, shareholders should sign exactly as their names appear on the account registration shown on the card. For joint accounts, either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration. For all other accounts, the person signing must indicate his or her capacity. For example, a custodian for a UGMA account should sign, "Lee Jones, Custodian."
Q: HOW DO YOU RECOMMEND I VOTE?
A: We cannot recommend how you should vote. However, each fund's Board of Trustees has reviewed the proposed merger and believes that the proposal is fair, reasonable, and in the best interest of the fund's shareholders. The Trustees recommend shareholders vote "For" on the proposals.
Q: HOW ARE OTHER PEOPLE VOTING?
A: We do not have that specific information; the voting is strictly confidential.
Q: CAN I ATTEND THE MEETING?
A: Yes, you are welcome to attend.  However, it is not required.
Q: WHERE AND WHEN IS THE MEETING?
A: The actual meeting time and place is indicated on the first page of the proxy statement and on the proxy card.
 The Fidelity and Spartan CA Muni Money Market Funds' shareholder meeting is scheduled to take place at 9 a.m. Eastern time on March 19, 1997 at 82 Devonshire Street in Boston.
 The Fidelity and Spartan NY Funds' shareholder meeting is scheduled to take place at 1 p.m. Eastern time on March 19, 1997 at 82 Devonshire Street in Boston.
Q: I DON'T OWN THAT FUND.  WHY DID I GET A PROXY?  SHOULD I STILL VOTE?
A: There are two possible reasons:
1. Prior to beginning the solicitation process, the Board of Trustees approves a "record date." Investors who own shares of a fund on that date receive a proxy statement and proxy card. If you have liquidated your account in the fund since the record date, you are still entitled to vote on all proposals affecting the fund.
2. If you never owned shares of any funds involved in the solicitation, it's likely that we mistakenly sent the information to you. We are sorry for any inconvenience and you may disregard the mailing.
Q: I LOST MY PROXY CARD.  HOW CAN I GET ANOTHER?  CAN YOU FAX IT TO ME?
A: You can complete a form to request duplicate proxy cards either by mail or fax. (Representatives' managers will provide forms that representatives can complete to request duplicate proxy cards either by mail or fax. Please see your manager for further instructions.)